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                                                                    Exhibit 10.1
                          R.R Donnelley & Sons Company
                    Annual Management Incentive Compensation
                        (Effective Date: January 1, 2002)

OVERVIEW

R.R. Donnelley Annual Management Incentive Compensation (the "Plan") is designed to promote the growth and profitability of R.R. Donnelley and its subsidiaries with incentives to achieve enterprise-wide and business objectives. The enterprise is made up of the individual businesses of the company - R.R. Donnelley Print Solutions, R.R. Donnelley Logistics, R.R. Donnelley Financial and others - plus the corporate function. Awards depend on how well the Enterprise and the individual businesses do in meeting their annual financial goals, Strategic Inclusion Plan objectives, and on how well an individual performs against goals that link to and support the Company's strategic and financial priorities. The Human Resources Committee of the Board of Directors ('the Committee') shall administer and establish rules and regulations for the plans concept and the administration of the plan as pertains to interpretation of the plan, and impose any conditions with respect to competitive employment or other activities not inconsistent with or conflicting with the plan.

PARTICIPATION

Eligible participants include selected officers and other key executives.

TARGET BONUS AMOUNT

Each eligible participant's target incentive opportunity under the Annual Management Incentive Compensation plan is stated as a percentage of eligible wages paid in a calendar year. This is referred to as the "Target Award Percentage" and will be communicated to eligible participants annually. Eligible wages for non-exempt employees include overtime.

Any actual award earned under the Annual Management Incentive Compensation plan can range from 0% to in excess of 200% of the Target Award Percentage, depending upon the funding of the Plan; the enterprise-wide performance against pre-determined objectives; if appropriate, business performance against pre-determined objectives; and personal performance. The Committee reserves the discretion to increase or decrease the aggregate amount payable to any eligible participant.

FUNDING OF THE ANNUAL MANAGEMENT INCENTIVE COMPENSATION PLAN POOLS

All incentive awards will be paid out of pools created based upon achievement of financial goals established for both the enterprise and its businesses. For Corporate employees, 100% of any incentive award earned will be paid out of funds available, if any, in the Corporate pool. For employees of a business, a portion of any incentive award earned will be paid out of funds available, if any, in a pool a portion of which is funded based on business performance and a portion of which is funded based on enterprise-wide performance.

Pools are only funded to the extent that the Enterprise's or the business' financial performance exceeds threshold earnings per share (EPS) and threshold EVA (in the case of the Corporate pool) or threshold EVA (in the case of businesses). This assures that stockholders are receiving a return on their investment in R. R. Donnelley before management begins to share in this return.

The size of each pool increases to the extent that performance exceeds the established thresholds. While the Committee retains the discretion to change the percentages, for the initial Plan year in the case of the Corporate pool, 50% of the funding results from exceeding the EPS threshold and 50% results from exceeding the EVA threshold, and in the case of the businesses pools, 30% of the funding results from exceeding the Corporate

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thresholds and 70% results from exceeding the EVA threshold for a business. For all pools, after threshold is reached, a portion of further EPS or EVA earnings go to funding the relevant pool until "maximum" is reached and the pools are capped.

A business may fail to achieve its threshold performance at a time when enterprise-wide performance exceeds threshold performance, and the business will have funding in its pool due to enterprise-wide performance. Similarly, if a business' performance exceeds threshold at a time when the enterprise does not reach the EVA and EPS thresholds, the business pool will be funded to the extent of its own performance.

PAYOUTS FROM POOLS

The thresholds and maximums described above will result in pools funded between 0 and 200% of target. This is the "Total Pool Funding Percentage". If a pool is funded, participants in that pool can receive Annual Management Incentive Compensation payouts. The Committee will determine the percentage of any participant's award to be determined by financial performances of the enterprise and the business (if appropriate), SIP goals (if any), personal performance, or any other performance factors deemed relevant by the Committee.

A.   FINANCIAL GOALS

     The financial goals for the enterprise and the businesses are reflected in the funding of the pools. Therefore, if a pool is funded at all, an eligible participant will receive that portion of his or her target award determined as follows: (Percentage of Award tied to Financial Performance) x (Target Award Percentage) x (Total Pool Funding Percentage).

B.   STRATEGIC INCLUSION PLANS (SIP)

     The Strategic Inclusion Plan was implemented in 1997 to strengthen the Company's commitment to inclusion and to increase the representation of women and minorities in the workforce. SIP links a portion of certain awards to accountability for strengthening Donnelley's diverse, inclusive and capable workforce.

     SIP results are based on the actual percentage of the goals achieved. Therefore, if a pool is funded at all, an eligible participant with a SIP goal will receive that portion of his or her target award determined as follows: (Percentage of Award tied to SIP) x (Percentage of SIP goal achieved) x (Target Award Percentage) x (Total Pool Funding Percentage).

C.   PERSONAL PERFORMANCE

     Personal goals are established to link and support Donnelley's strategic and financial priorities. A portion of each award earned is based on achievement of personal goals and the employee's performance rating under the performance leadership system.

     In determining any payout for this factor, management will calibrate among Plan participants and pay the highest rated of our employees the largest portion of the pool available for this payout. Therefore, if a pool is funded at all, an eligible participant will receive that portion of his or her target award determined as follows: (Percentage of Award tied to Personal Performance) x (Target Award Percentage) x (Total Pool Funding Percentage) x (Weighting in Calibration).

D.   OTHER FACTORS

     Should the Committee determine to include additional performance factors, payouts for such factors will be determined generally as described for the factors above.

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E.   LIMIT ON PAYMENT

     Actual percentages of target paid are dependent on the size of the pool from which an award is paid. Each year during the Plan, the company intends to pay the entire pool provided that individual performance targets are met.

PAYMENT DATE

Awards are to be paid in March following the Plan year to allow for finalization of all financial information and calibration of performance ratings. In general, an eligible employee must be on the payroll as of the last work day of the calendar year to receive an award. Special provisions apply to retirees and employees on leave of absence or disability. (Please refer to the Changes in Employment Status section of this document for details.)

BENEFITS AND TAX TREATMENT

Award payments are subject to deductions for federal, state, applicable local and social security taxes.

Deductions for contributions to the R. R. Donnelley Employee 401(k) Savings Plan will apply to award payments. Additionally, awards are included in covered compensation for purposes of determining benefits under the R. R. Donnelley Retirement Plan. Awards are not included in the computation of benefits under the R. R. Donnelley Survivor and Accident Benefits Plan or the R. R. Donnelley Disability Program.

CHANGES IN EMPLOYMENT STATUS

A.   PROMOTIONS, DEMOTIONS, TRANSFERS, CHANGES IN ASSIGNMENT

     If an eligible participant is promoted, demoted, transferred to or between businesses or from Corporate during the Plan year, his or her award payout will be calculated by prorating the payouts for each position based on the time assigned to that position. However, any changes in assignment after October 31st which may cause a change in an eligible participant's award will not impact participation until January 1 of the next year. That is, the participant will retain his or her prior target award for the balance of the year in which the change in assignment occurs after October 31st.

B.   NEW HIRE

     Eligible employees hired prior to November 1 of the Plan year shall be eligible to participate in the Annual Management Incentive Compensation plan in the year of hire. Their awards shall be based on eligible wages earned during the plan year. Eligible participants hired after October 31 of the plan year shall begin participation in the Plan the following year.

C.   RETIREMENT OR DEATH

     In the event of retirement * or death during a plan year, a prorated payment will be paid to the participant or on the participant's behalf at the normal award payment time. The award shall be prorated based on the period of employment.

     * For purposes of the Plan, "retirement" generally means (i) retirement at age 65, or (ii) retirement, with the consent of the Company, at or after age 55 with 10 or more years of continuous service.

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D.   DISABILITY

     In the event of an extended disability, payment for the year will be determined by the Committee in a fair and consistent manner.

E.   OTHER TERMINATION

     In general, if employment terminates for reasons other than retirement (as defined above) or death prior to December 31st of the plan year, no award shall be payable.

ADMINISTRATION

The Committee retains all rights with respect to administration of the Plan, including the right to amend or terminate the Plan and to determine the performance achievement attained under the Plan. The Committee may delegate to members of the Company's management the authority to administer the Plan and determine performance under the Plan, except that the Committee may not delegate its authority with respect to eligible participants who are also participants in the Senior Officer Long Term Incentive Plan.

The Plan will be administered by the Corporate Compensation Department. Questions regarding the Plan should be directed to the Corporate Compensation Department.

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